Filed pursuant to Rule 424(b)(3)
Registration No. 333-100481

PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED FEBRUARY 10, 2003

$165,000,000

4.75% Convertible Senior Debentures, Series K, due 2032

and Shares of Common Stock Issuable upon Conversion of the Debentures

                This prospectus supplement relates to the resale by the selling securityholders listed below of our 4.75% Convertible Senior Debentures, Series K, due 2032 and shares of our common stock issuable upon conversion of the debentures. You should read this prospectus supplement together with the prospectus dated February 10, 2003, which is to be delivered with this prospectus supplement.

                Investing in our debentures or shares of our common stock involves risks. See "Risk Factors" beginning on page 9 of the prospectus.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, as supplemented, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 17, 2003.

SELLING SECURITYHOLDERS

                The information in the table below updates and supersedes the information appearing in the table in the section entitled "Selling Securityholders" beginning on page 39 of the prospectus.

Name	Aggregate Principal Amount of Debentures that May be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock Covered by the
Prospectus(1)

Advisory Convertible Arbitrage Fund (I) L.P.	$1,000,000	*		24,718

Allstate Life Insurance Company	$2,000,000	1	..2%	49,437

American Fidelity Assurance Company	$350,000	*		8,651

Amerisure Mutual Insurance Co.	$485,000	*		11,988

Attorney’s Title Insurance Fund	$50,000	*		1,235

Aventis Pension Master Trust	$125,000	*		3,089

Banc of America Securities LLC	$3,527,000	2	..1%	87,183

Bank Austria Cayman Islands, Ltd.	$2,380,000	1	..4%	58,830

Boilermaker - Blacksmith Pension Trust	$565,000	*		13,966

CC Investments, LDC	$2,000,000	1.2%		49,437

CareFirst Blue Choice, Inc.	$125,000	*		3,089

CareFirst of Maryland, Inc.	$350,000	*		8,651

City of Birmingham Retirement & Relief System	$475,000	*		11,741

City of Knoxville Pension System	$175,000	*		4,325

Clinton Convertible Managed Tracking Account 1 Limited	$250,000	*		6,179

Name	Aggregate Principal Amount of Debentures that May be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock Covered by the
Prospectus(1)

Clinton Riverside Convertible Portfolio Limited	$1,375,000	*		33,988

Clinton Multistrategy Master Fund, Ltd.	$1,375,000	*		33,988

Convertible Securities Fund	$100,000	*		2,471

D. E. Shaw Investment Group, L.P.	$500,000	*		12,359

D. E. Shaw Valence Portfolios, L.P.	$2,000,000	1	..2%	49,437

Delta Pilots Disability and Survivorship Trust	$225,000	*		5,561

Dorinco Reinsurance Company	$325,000	*		8,033

Freestate Health Plan, Inc.	$75,000	*		1,853

Genesee County Employees’ Retirement System	$250,000	*		6,179

Goldman, Sachs & Co. Profit Sharing Master Trust	$51,000	*		1,260

Greek Catholic Union of the USA	$100,000	*		2,471

Group Hospitalization and Medical Services, Inc.	$400,000	*		9,887

HFR CA Select Fund	$600,000	*		14,831

HSBC Trustee, Zola Managed Trust	$725,000	*		17,921

HealthNow New York, Inc.	$100,000	*		2,471

Highbridge International LLC	$20,350,000	12	..3%	503,027

Innovest Finanzdientle	$1,000,000	*		24,718

Innovest Finanzdienstleinstungs AG	$600,000	*		14,831

Name	Aggregate Principal Amount of Debentures that May be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock Covered by the
Prospectus(1)

JMG Capital Partners, LP	$750,000	*		18,539

JMG Triton Offshore Fund, Ltd.	$750,000	*		18,539

J.P. Morgan Securities, Inc.	$2,124,000	1	..3%	52,502

Jackson County Employees’ Retirement System	$100,000	*		2,471

KBC Financial Products USA Inc.	$451,000	*		11,148

KBC Financial Products (Cayman Island) Limited	$7,000,000	4	..2%	173,031

Knoxville Utilities Board Retirement System	$80,000	*		1,977

Lyxor Master Fund, c/o Zola Capital Management	$1,525,000	*		37,696

MFS Total Return Fund	$2,495,000	1.5%		61,673

MFS/Sun Life Mid Cap Value Fund	$3,000	*		74

Macomb County Employees’ Retirement System	$155,000	*		3,831

McMahan Securities Co. L.P.	$1,350,000	*		33,370

Man Convertible Bond Master Fund, Ltd.	$3,463,000	2	..1%	85,601

Morgan Stanley Dean Witter Convertible Securities Trust	$2,500,000	1	..4%	61,797

Nations Convertible Securities Fund	$2,900,000	1	..8%	71,684

NACM Investment Grade Convertible	$15,000	*		370

NORCAL Mutual Insurance Company	$200,000	*		4,943

Name	Aggregate Principal Amount of Debentures that May be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock Covered by the
Prospectus(1)

OZ Convertible Master und, Ltd.	$197,000	*		4,869

OZ Mac 13 Ltd.	$51,000	*		1,260

OZ Master Fund, Ltd.	$2,701,000	1.6%		66,765

Physicians’ Reciprocal Insurers Account #7	$600,000	*		14,831

RAM Trading Ltd.	$8,500,000	5.1%		210,109

RCG Baldwin, LP	$518,000	*		12,804

RCG Halifax Master Fund, Ltd.	$1,238,000	*		30,601

RCG Latitude Master Fund, Ltd.	$2,587,000	1	..5%	63,947

RCG Multi Strategy A/C LP	$3,105,000	1	..8%	76,751

Ramius LP	$207,000	*		5,116

SEI Private Trust Company	$225,000	*		5,561

SG Cowen Securities - Convertible Arbitrage	$5,000,000	3.0%		123,594

St. Thomas Trading, Ltd.	$5,537,000	3.4%		136,867

San Diego County Employees Retirement Association	$1,750,000	1	..1%	43,257

Southern Farm Bureau Life Insurance	$300,000	*		7,415

Sterling Investment Co.	$1,000,000	*		24,718

Sunrise Partners Limited Partnership	$2,000,000	1	..2%	49,437

The Cockrell Foundation	$50,000	*		1,235

The Dow Chemical Company Employees’ Retirement Plan	$1,100,000	*		27,190

The Fondren Foundation	$200,000	*		4,943

Name	Aggregate Principal Amount of Debentures that May be Sold	Percentage of Debentures Outstanding	Number of Shares of Common Stock Covered by the
Prospectus(1)

UBS AG London Branch	$50,000,000		30.3%		1,235,940

United Food and Commercial Workers Local 1262 and Employers Pension Fund	$225,000		*		5,561

Xavex Convertible Arbitage #5	$315,000		*		7,786

Zazove Hedged Convertible Fund L.P.	$2,500,000		1	..5%	61,797

Zazove Income Fund L.P.	$2,000,000		1.2%		49,437

Zola Partners, L.P.	$4,750,000		2.9%		117,414

Zurich Institutional Benchmarks Master Fund Ltd.	$2,500,000		1	..5%	61,797

Unnamed holders of debentures or any future transferees, pledgees, donees or successors of any such unnamed holders (2)	$ 0		0%		0

Total:	$165,000,000	(3)	100%		4,078,602

*	Less than 1%

(1)

Assumes conversion of all of the holders’ debentures at a conversion rate of $40.455 per share of common stock. This conversion rate is subject to adjustment as described under "Description of Debentures – Conversion Rights - Adjustments to Conversion Rate" in the prospectus. As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)	Specific information about these holders will be set forth in supplements or amendments to the prospectus, if required.

(3)

The total principal amount of debentures at maturity listed above is more than $165,000,000 because certain of the above-listed selling securityholders may have, without notifying us, transferred debentures or otherwise reduced their position pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended ("Securities Act"). The maximum amount at maturity of debentures that may be sold under the prospectus, as supplemented, will not exceed $165,000,000.

                The principal amounts of the debentures provided in the table above are based on information provided to us by the selling securityholders at various dates through March 14, 2003. Since the date on which each selling securityholder provided the information above, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion or its debentures in a transaction exempt from the registration requirements of the Securities Act.

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